Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NYMAGIC, INC.:

We consent to the incorporation by reference in the registration statement on Forms S-8 (Nos. 33-88342, 333-103018, 333-116091 and 333-153316) of NYMAGIC, INC. of our reports dated March 12, 2010, with respect to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of NYMAGIC, INC. and subsidiaries.

Our report refers to a change in NYMAGIC, INC’s method of accounting for other-than-temporary impairments of debt securities as of April 1, 2009 due to the adoption of new Financial Accounting Standards Board guidance.

/s/ KPMG LLC
New York, New York
March 12, 2010